EXHIBIT 23 - Consent of Experts and counsel

See Counsels Consent as part of Exhibit 5 above. Following is the consent of the Company's Accountant:

             CONSENT OF INDEPENDENT ACCOUNTANT

To the Board of Directors
Greatlender.com, Inc.

I have issued my report dated June 16, 2000, accompanying the financial statements of Greatlender.com, Inc. Included in the Registration Stated Form SB-2 and the related prospectus.

I consent to the use of my report, as stated above in the Registration Statement. I also consent to the use of my name in the statement with respect to me as appearing under the heading "Experts" in the Registration Statement.

David T. Thomson, PC.

/s/ David T. Thomson, PC.

Salt Lake City, UT
June 28, 2000


              PO Box 571605, Murray, UT 84157    (801) 966-9481